Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS THIRD QUARTER 2016 RESULTS

Highlights of Report:

•	Jackup Noble Houston Colbert awarded contract offshore Qatar

•	Semisubmersible Noble Paul Romano awarded contract extension through 2016

•	Jackup Noble Regina Allen returns to work in the North Sea

•	Jackup Noble Lloyd Noble prepares to commence four-year contract in North Sea

•	Cash and undrawn revolver stand at $2.9 billion

LONDON, November 3, 2016 – Noble Corporation plc (NYSE: NE) today reported a third quarter 2016 net loss attributable to Noble Corporation plc (the Company) of $55 million, or $0.23 per diluted share, on revenues of $385 million. The results compare to net income attributable to the Company for the second quarter of 2016 of $323 million, or $1.28 per diluted share, on revenues of $895 million.

Second quarter 2016 results included net favorable after-tax items totaling $322 million, or $1.27 per diluted share, resulting largely from a contract cancellation agreement with Freeport-McMoRan and its subsidiary Freeport-McMoRan Oil & Gas (Freeport) involving two of the Company’s rigs, the valuation of a derivative instrument pertaining to future contingent payments as part of the contract cancellation settlement, and the early termination of debt. These items were partially offset by net losses resulting from the impairment of certain capital spares and a discrete tax item. Excluding all of these items, adjusted net income attributable to the Company for the second quarter of 2016 was slightly greater than $1 million, or $0.01 per diluted share, on adjusted revenues of $502 million.

For the third quarter of 2015, net income attributable to Noble Corporation plc was $326 million, or $1.32 per diluted share, on revenues of $897 million. Third quarter 2015 results included the recognition of $148 million after tax, or $0.60 per diluted share, pertaining to the proceeds of the Noble Homer Ferrington arbitration award. Excluding the impact of the arbitration award, adjusted net income attributable to the Company for the third quarter of 2015 was $178 million, or $0.72 per diluted share, on adjusted revenues of $760 million.

A Non-GAAP supporting schedule is available following the financial information attached to this press release and at www.noblecorp.com providing a reconciliation for total revenues, net income (loss) attributable to Noble Corporation, income tax and diluted earnings per share for the second quarter of 2016 and the third quarter of 2015.

MORE

Addressing third quarter 2016 results and highlights, David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, noted, “Utilization of our jackup fleet remained healthy in the third quarter at 80 percent and recent contract awards for the Noble Regina Allen and Noble Houston Colbert support our expectations for continued relative strong jackup fleet performance in the near-term. However, in our floating rig fleet, utilization in the third quarter declined from the previous quarter, reflecting the challenging offshore drilling conditions that persist. Also, fleet downtime in the quarter of six percent was slightly above guidance of five percent, and we experienced higher-than-expected shipyard days.

“Financial metrics remained solid with cash and cash equivalents of $426 million and an undrawn revolver of $2.445 billion, or a liquidity position of $2.9 billion, and a debt-to-total-capitalization ratio of just below 35 percent. Capital expenditures over upcoming quarters will average significantly below third quarter spending of $472 million, which included the delivery in July of our final rig in the current newbuild program, the high-specification jackup Noble Lloyd Noble. The rig, which accounted for almost 90 percent of our capital spend in the third quarter, has arrived at its drilling location in the North Sea and is undergoing final acceptance testing.”

Contract drilling services revenue in the third quarter was $373 million compared to $877 million in the second quarter. Excluding the impact of the Freeport contract cancellation agreement of $379 million, plus $14 million pertaining to the contract termination date valuation of a derivative instrument relating to future contingent revenue payments which are part of the contract cancellation settlement, adjusted contract drilling services revenue in the second quarter was $484 million. The decline in revenue between quarters was driven primarily by a reduction in fleet operating days, an increase in fleet downtime, and lower demobilization revenues. Fleet utilization in the third quarter fell to 59 percent, while average daily revenue declined to $238,900. The results compared to fleet utilization in the second quarter of 65 percent and average daily revenues of $280,900, after adjusting for the impact of the Freeport contract cancellation agreement. Contract drilling services costs in the third quarter were $207 million compared to $244 million in the second quarter. Excluding expenses of $11 million associated with the accelerated recognition of deferred mobilization revenues in connection with the Freeport contract cancellation agreement, adjusted contract drilling services costs in the second quarter were $233 million. A nine percent decline in fleet operating days, concentrated in the floating rig fleet, contributed to a reduction in the Company’s third quarter contract drilling margin to 45 percent compared to 52 percent in the second quarter, excluding the impact of the Freeport settlement.

Net cash from operating activities through September 30, 2016 improved to $963 million. Capital expenditures in the third quarter totaled $472 million, including a $409 million expenditure pertaining to delivery of the jackup Noble Lloyd Noble, resulting in capital expenditures through September 2016 of $592 million, including capitalized interest.

Total debt at September 30, 2016 was $4.1 billion, unchanged from the previous quarter, with a debt-to-total-capitalization ratio of 34.7 percent.

Operating Highlights

Utilization of the Company’s 16 floating rigs was 41 percent in the third quarter compared to 51 percent in the second quarter. The decline was driven largely by an increase in non-operating days on the drillships Noble Tom Madden and Noble Sam Croft following the contract cancellation agreement with Freeport in May 2016, and on the semisubmersible Noble Dave Beard, which concluded a drilling assignment offshore Brazil in April 2016, and was thereafter relocated to Singapore for cold stacking. Also in the third quarter, the Company experienced modestly higher out-of-service time, and higher shipyard days, due primarily to the Noble Bully I to complete thruster repairs, and on the Noble Globetrotter I, following a decision to accelerate certain regulatory procedures, including a special periodic survey, previously planned for 2017. Average daily revenue in the floating fleet declined to $441,600 in the third quarter compared to $472,600 in the second quarter, excluding the impact of the Freeport contract settlement. At the conclusion of the third quarter, one of the Company’s eight semisubmersibles, the Noble Paul Romano, remained under contract and was awarded a contract extension that should keep the rig under contract through 2016. Among the Company’s eight drillships, six remained under contract, with the Noble Sam Croft and Noble Tom Madden currently warm stacked in the U.S. Gulf of Mexico.

Utilization of the Company’s 14 jackup rigs was 80 percent in the third quarter compared to 83 percent in the previous quarter. The decline in utilization was due largely to an increase in non-operating days on the Noble Houston Colbert, which completed a drilling assignment offshore Argentina in June 2016 and was relocated to the Middle East. Also, the Noble Alan Hay entered the shipyard in the quarter for a scheduled regulatory inspection and maintenance. The shipyard program was completed in September and the rig has returned to service in the United Arab Emirates. Effects of these out-of-service events were partially offset by the return to service in July 2016 of the Noble Mick O’Brien following the commencement of an estimated 400-day contract in the Middle East. Average daily revenue in the jackup fleet was $109,400 in the third quarter compared to $136,000 in the previous quarter. At the conclusion of the third quarter, 13 of the Company’s 14 jackups were under contract. The Noble Regina Allen was awarded a contract in September for accommodation services in the North Sea and commenced operations in early October. Also, since the conclusion of the third quarter, the Noble Houston Colbert was awarded a one-well contract for operations offshore Qatar with an expected commencement in December of 2016, while the Noble Tom Prosser completed its drilling assignment offshore Australia and is being demobilized out of the area. Finally, following the shipyard delivery in July 2016, the Noble Lloyd Noble completed its mobilization from Singapore and is currently jacked up on location and undergoing final acceptance testing before an expected November 2016 commencement of a four-year primary term contract in the North Sea.

At September 30, 2016, Noble’s total contract backlog was $4.7 billion. Approximately $3.5 billion of the backlog relates to the floating rig fleet, with $1.2 billion from the jackup fleet. An estimated 62 percent of available rig operating days for the remainder of 2016 are committed to contracts, including 41 percent of floating rig days and 85 percent of jackup rig days. In 2017, 47 percent of the available fleet operating days are committed to contracts, including 28 percent and 69 percent of floating and jackup rig days, respectively.

Outlook

In closing, Mr. Williams stated, “Our industry continues to work through a challenging period. However, we expect our business to improve over time, through a combination of further fleet attrition and a rebound in offshore spending by our customers. Until we begin to realize the benefits of these important factors, we intend to maintain our established strong industry position by keeping our focus on operational excellence, cost management and financial discipline. We expect our efforts to result in a significant reduction in operating costs in 2017 when compared to our stated cost expectations for 2016. The anticipated reduction in costs, together with our backlog and strong fleet mix, should prove meaningful regarding our 2017 financial performance, including our expectation to remain cash flow positive. Preservation of liquidity remains a chief component of our financial strategy as we plan ahead. We expect our continued attention to strong and consistent operational execution, material reductions in capital expenditures, and the elimination of our quarterly dividend, to support our liquidity position, while helping to secure our favorable industry position into the future.”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 30 offshore drilling units, consisting of 16 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, capital allocation strategies, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its third quarter 2016 results on Friday, November 4, 2016, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-877-201-0168, or internationally 1-647-788-4901, using access code: 89706715, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Friday, November 4, 2016, beginning at 11:00 a.m. U.S. Central Daylight Time, through Friday, December 2, 2016, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 89706715. The replay will also be available on the Company’s Website following the end of the live call.

NC-789

11/03/2016

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating revenues
Contract drilling services	$373,257	$873,813	$1,841,321	$2,424,481
Reimbursables	11,733	22,858	50,272	70,087
Other	163	—	316	—

	385,153	896,671	1,891,909	2,494,568

Operating costs and expenses
Contract drilling services	207,204	293,067	702,628	934,024
Reimbursables	9,142	17,783	39,446	55,592
Depreciation and amortization	155,242	160,652	455,907	473,913
General and administrative	15,773	15,196	54,346	61,558
Loss on impairment	—	—	16,616	—

	387,361	486,698	1,268,943	1,525,087

Operating income (loss)	(2,208)	409,973	622,966	969,481
Other income (expense)
Interest expense, net of amount capitalized	(52,569)	(54,687)	(166,975)	(161,196)
Gain on extinguishment of debt, net	—	—	11,066	—
Interest income and other, net	540	30,934	(1,443)	37,085

Income (loss) before income taxes	(54,237)	386,220	465,614	845,370
Income tax benefit (provision)	10,002	(41,789)	(40,317)	(124,641)

Net income (loss)	(44,235)	344,431	425,297	720,729
Net income attributable to noncontrolling interests	(10,846)	(18,624)	(52,027)	(57,488)

Net income (loss) attributable to Noble Corporation plc	$(55,081)	$325,807	$373,270	$663,241

Per share data:
Basic	$(0.23)	$1.32	$1.48	$2.68
Diluted	$(0.23)	$1.32	$1.48	$2.68

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$426,052	$512,245
Accounts receivable	319,567	498,931
Prepaid expenses and other current assets	138,165	229,442

Total current assets	883,784	1,240,618

Property and equipment, at cost	14,604,796	14,056,323
Accumulated depreciation	(3,013,008)	(2,572,700)

Property and equipment, net	11,591,788	11,483,623

Other assets	108,566	141,404

Total assets	$12,584,138	$12,865,645

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$299,762	$299,924
Accounts payable	114,392	223,221
Accrued payroll and related costs	53,377	81,464
Other current liabilities	216,587	258,975

Total current liabilities	684,118	863,584

Long-term debt	3,830,224	4,162,638
Other liabilities	311,813	417,193

Total liabilities	4,826,155	5,443,415

Commitments and contingencies
Equity
Total shareholders’ equity	7,044,935	6,699,229
Noncontrolling interests	713,048	723,001

Total equity	7,757,983	7,422,230

Total liabilities and equity	$12,584,138	$12,865,645

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities
Net income	$425,297	$720,729
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	455,907	473,913
Loss on impairment	16,616	—
Gain on extinguishment of debt, net	(11,066)	—
Other changes in operating activities	75,921	57,583

Net cash from operating activities	962,675	1,252,225

Cash flows from investing activities
New construction	(431,031)	(41,001)
Other capital expenditures	(145,069)	(220,763)
Capitalized interest	(15,938)	(18,284)
Other investing activities	(17,845)	(40,905)

Net cash from investing activities	(609,883)	(320,953)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	—	(1,123,495)
Issuance of senior notes	—	1,092,728
Debt issuance costs on senior notes and credit facilities	—	(16,070)
Repayment of long-term debt	(300,000)	(350,000)
Early repayment of long-term debt	(22,207)	—
Premiums paid on early repayment of long-term debt	(1,781)	—
Dividend payments	(47,534)	(278,443)
Dividends paid to noncontrolling interests	(61,980)	(57,048)
Repurchases of shares	—	(100,630)
Other financing activities	(5,483)	(2,394)

Net cash from financing activities	(438,985)	(835,352)

Net change in cash and cash equivalents	(86,193)	95,920
Cash and cash equivalents, beginning of period	512,245	68,510

Cash and cash equivalents, end of period	$426,052	$164,430

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended September 30,						Three Months Ended June 30,
	2016			2015			2016
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$373,257	$—	$373,257	$873,813	$—	$873,813	$876,697	$—	$876,697
Reimbursables	11,733	—	11,733	22,858	—	22,858	17,933	—	17,933
Other	163	—	163	—	—	—	153	—	153

	$385,153	$—	$385,153	$896,671	$—	$896,671	$894,783	$—	$894,783

Operating costs and expenses
Contract drilling services	$207,204	$—	$207,204	$293,067	$—	$293,067	$244,176	$—	$244,176
Reimbursables	9,142	—	9,142	17,783	—	17,783	14,298	—	14,298
Depreciation and amortization	149,398	5,844	155,242	155,180	5,472	160,652	145,237	5,709	150,946
General and administrative	15,773	—	15,773	15,196	—	15,196	19,033	—	19,033
Loss on impairment	—	—	—	—	—	—	16,616	—	16,616

	$381,517	$5,844	$387,361	$481,226	$5,472	$486,698	$439,360	$5,709	$445,069

Operating income (loss)	$3,636	$(5,844)	$(2,208)	$415,445	$(5,472)	$409,973	$455,423	$(5,709)	$449,714

Operating statistics
Jackups:
Average Rig Utilization	80%			84%			83%
Operating Days	954			1,005			981
Average Dayrate	$109,387			$159,745			$136,041
Semisubmersibles:
Average Rig Utilization	13%			59%			16%
Operating Days	92			432			115
Average Dayrate (2)	$293,269			$698,512			$290,106
Drillships:
Average Rig Utilization	70%			100%			86%
Operating Days	517			828			626
Average Dayrate (1)	$467,949			$497,147			$1,134,011
Total:
Average Rig Utilization	59%			82%			65%
Operating Days	1,563			2,265			1,722
Average Dayrate (1)	$238,869			$385,755			$509,145

(1)	The second quarter of 2016 includes the contract cancellation and the termination date valuation of the contingent payments relating to the Noble Sam Croft and Noble Tom Madden contract settlement and termination with Freeport. Exclusive of these items, the average dayrate for the second quarter of 2016 would have been $506,146 and $280,884 for drillships and the total fleet, respectively.
(2)	Includes dayrate portion of the settlement of the Noble Homer Ferrington matter with BP and Exxon during the third quarter of 2015. Exclusive of the settlement, the average dayrate for the third quarter of 2015 would have been $382,545 and $325,537 for semisubmersibles and the total fleet, respectively.

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Numerator:
Basic
Net income (loss) attributable to Noble Corporation plc	$(55,081)	$325,807	$373,270	$663,241
Earnings allocated to unvested share-based payment awards	—	(7,143)	(13,415)	(14,661)

Net income (loss) to common shareholders—basic	$(55,081)	$318,664	$359,855	$648,580

Diluted
Net income (loss) attributable to Noble Corporation plc	$(55,081)	$325,807	$373,270	$663,241
Earnings allocated to unvested share-based payment awards	—	(7,143)	(13,415)	(14,661)

Net income (loss) to common shareholders—diluted	$(55,081)	$318,664	$359,855	$648,580

Denominator:
Weighted average number of shares outstanding—basic	243,224	241,970	243,089	242,204
Incremental shares issuable from assumed exercise of stock options	—	—	—	—

Weighted average number of shares outstanding—diluted	243,224	241,970	243,089	242,204

Weighted average unvested share-based payment awards	—	5,424	9,062	5,475

Earnings (loss) per share
Basic	$(0.23)	$1.32	$1.48	$2.68
Diluted	$(0.23)	$1.32	$1.48	$2.68

Non-GAAP Reconciliation

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on November 3, 2016, and discussed in the related conference call on November 4, 2016, are appropriate measures of the continuing and normal operations of the Company:

(i) In the second quarter of 2016, the Noble Sam Croft and Noble Tom Madden contract cancellations with Freeport-McMoRan Inc. and its subsidiary, Freeport-McMoRan Oil & Gas (“Freeport”), including the contract termination date valuation of a derivative instrument pertaining to future contingent payments from Freeport, the early retirement of debt in connection with the Company’s tender offers on its Senior Notes due in 2020 and 2021, the impairment of certain capital spares and second quarter discrete tax items; and

(ii) In the third quarter of 2015, the recognition of proceeds of the Noble Homer Ferrington arbitration award.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following Non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES
NON-GAAP MEASURES
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of total revenue	Three Months Ended	Three Months Ended
	September 30,	June 30,
	2015	2016
Contract drilling services revenue	$873,813	$876,697
Reimbursables	22,858	17,933
Other	—	153

Total revenue	$896,671	$894,783

Adjustments
Noble Homer Ferrington arbitration award	(136,406)	—
Adjustments for Noble Sam Croft and Noble Tom Madden contract cancellations with Freeport:
Contract termination fee & accelerated recognition of other deferred contractual items	—	(379,143)
Termination date valuation of contingent payments	—	(13,900)

Total Adjustments	(136,406)	(393,043)

Adjusted total revenue	$760,265	$501,740

Reconciliation of Income tax provision	Three Months Ended	Three Months Ended
	September 30,	June 30,
	2015	2016
Income tax provision	$(41,789)	$(56,822)
Adjustments
Noble Homer Ferrington arbitration award	(28,984)	—
Freeport contract termination fee & accelerated recognition of other deferred contractual items	—	(32,035)
Termination date valuation of contingent payments from Freeport	—	(1,211)
Loss on impairment	—	1,448
Gain on extinguishment of debt	—	(964)
Discrete tax items	—	(21,771)

Total Adjustments	(28,984)	(54,533)

Adjusted income tax provision	$(12,805)	$(2,289)

Reconciliation of net income (loss) attributable to Noble Corporation plc	Three Months Ended	Three Months Ended
	September 30,	June 30,
	2015	2016
Net income (loss) attributable to Noble Corporation plc	$325,807	$322,866
Adjustments
Noble Homer Ferrington arbitration award	(147,669)	—
Freeport contract termination fee & accelerated recognition of other deferred contractual items, net of tax	—	(335,578)
Termination date valuation of contingent payments from Freeport, net of tax	—	(12,689)
Loss on impairment, net of tax	—	15,168
Gain on extinguishment of debt, net of tax	—	(10,102)
Discrete tax items	—	21,771

Total Adjustments	(147,669)	(321,430)

Adjusted net income attributable to Noble Corporation plc	$178,138	$1,436

Reconciliation of diluted EPS	Three Months Ended	Three Months Ended
	September 30,	June 30,
	2015	2016
Unadjusted diluted EPS (1)	$1.32	$1.28
Noble Homer Ferrington arbitration award	$(0.60)	$—
Freeport contract termination fee & accelerated recognition of other deferred contractual items, net of tax	$—	$(1.33)
Termination date valuation of contingent payments from Freeport, net of tax	$—	$(0.05)
Loss on impairment, net of tax	$—	$0.06
Gain on extinguishment of debt, net of tax	$—	$(0.04)
Discrete tax items	$—	$0.09

Adjusted diluted EPS	$0.72	$0.01

(1)	For the quarter ended September 30, 2016 we experienced a net loss from continuing operations. As such, unvested share-based payment awards were excluded from the diluted earnings per share calculation for these periods as such awards were not dilutive.